Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-166216 on Form S-8 and Registration Statement No. 333-173823 on Form S-3 of DynaVox Inc. and subsidiaries relating to the financial statements and financial statement schedules of DynaVox Inc. and subsidiaries (the “Successor”) as of June 29, 2012 and July 1, 2011 and for the fiscal years ended June 29, 2012 and July 1, 2011 and the period from April 28, 2010 through July 2, 2010 and DynaVox Systems Holdings LLC (the “Predecessor”) for the period from July 4, 2009 through April 27, 2010, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Successor’s initial public offering transaction) appearing in this Annual Report on Form 10-K of DynaVox Inc. for the year ended June 29, 2012.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

September 26, 2012